Exhibit 4.23
English Translation

NOTICE OF AMENDMENT OR CANCELLATION OF CONTRACT
Client Name	Unitec Europa, S.A.	Date of Execution	February 26, 2007
Contract Number	YL-UE-070302	Total Volume	20 mega watt
Product Model & Quantity	YL120(23)P1335X990 YL180(23)P1335X990
Unit Price	2.83 EUR/WP	Total Price	56,600,000.00EUR
Term of Payment	payment by 90-day promissory note
Time of Delivery	Feb: 1 mega watt; Mar: 1 mega watt; Apr: 2 mega watt; May: 3 mega watt; Jun: 3 mega watt; Jul: 3 mega watt; Aug: 3 mega watt; Sep: 2 mega watt; Oct: 2 mega watt.

Upon consultation and negotiation with the other party, terms of the Contract shall be modified as follow:
1.	The Unit Price under the Contract shall be changed as: NO CHANGE
2.	The Time of Delivery shall be changed as: NO CHANGE
1) Change within current year ☐
2) Change cross-year ☐
3.	The remaining volume in the Contract after the cancellation:
Volume performed: Volume remained:
Reasons for changing or cancelling the Contract:
Losses and damages incurred to us due to the change or cancellation of the Contract:
Changing the total volume under the Contract:
Original total volume: 20 mega watt
New total volume: 20. 087640 mega watt
Reasons for amending the Contract are the following: In performing the 20 mega watt Contract, the last lot to be shipped was less than container load. Upon mutual consultation, the other party expected for a full container load for shipment. In accordance with the other party’s requirement, we shipped a 170 watt container which was in excess of 87,690 watt than the volume originally agreed in the Contract.

Signature:	Signature:	Signature:
/s/ Zelin Zhao	/s/ Qian Zhang /s/ Yan Ma	/s/ Shuozhen Li
Department Manager	General Manager (General Sales Company)	COO	General Manager